Exhibit 99.1

American States Water Company Announces Election of New Director

SAN DIMAS, Calif.--(BUSINESS WIRE)--March 26, 2012--Effective March 21, 2012, American States Water Company (NYSE: AWR) (“AWR”) elected Sarah J. Anderson as a director of the Company and its wholly-owned subsidiary, Golden State Water Company.

Following a distinguished 24-year career with the international firm of Ernst & Young LLP, Ms. Anderson retired in June 2008 from the firm as an assurance and advisory services partner, wherein she held numerous leadership positions including managing partner of the Orange County, California office, and prior to that managing partner of the Riverside, California office. She has served a number of clients, both public and private, across various industries including manufacturing, distribution, retail, education, government and service. Among other things, Ms. Anderson currently serves as the audit committee chair of Kaiser Ventures, LLC. She also serves or has served on a number of philanthropic and not-for-profit boards. She is the chair of the board of directors of the Pacific Symphony, an organization she has been involved with for ten years and served as Treasurer prior to taking on the chairmanship. She was appointed by the Governor to the California Board of Accountancy for two four year terms ending in 2014 and has served as president and vice president of the board.

“Ms. Anderson has over 35 years of experience in accounting and financial advisory services,” said Lloyd E. Ross, Chairman of the Board of Directors. “We are delighted to have her join the Board of Directors of the Company, and in particular we look forward to benefitting from Ms. Anderson’s significant financial expertise.”

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of every 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

CONTACT:

American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707